Exhibit 1

JOINT FILING AGREEMENT

AGREEMENT dated as of May 11, 2026 by and among Keyarch Global Sponsor Limited, a Cayman Islands exempted company, Keywise Discovery Master Fund, a Cayman Islands fund, and Fang Zheng (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, par value NIS 0.00025 per share, of ZOOZ Strategy Ltd.. Each Party hereto agrees that this Schedule 13D relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: May 18, 2026

	By:	/s/ Fang Zheng
	Name:	Fang Zheng

Date: May 18, 2026	Keyarch Global Sponsor Limited

	By:	/s/ Fang Zheng
	Name:	Fang Zheng
	Title:	Authorized Signatory

Date: May 18, 2026	Keywise Discovery Master Fund

	By:	/s/ Fang Zheng
	Name:	Fang Zheng
	Title:	Authorized Signatory